Exhibit 10.17
PATRIOT COAL CORPORATION
2007 LONG-TERM EQUITY INCENTIVE PLAN
ARTICLE 1
PURPOSE AND EFFECTIVE DATE
     1.1 Purpose. Patriot Coal Corporation (the “Company”) hereby establishes the Patriot Coal Corporation 2007 Long-Term Equity Incentive Plan (the “Plan”) to enable and encourage officers, key employees, directors, independent contractors and other service providers that serve the Company and such subsidiaries of the Company as the Administrator designates to acquire shares of common stock, $0.01 par value, of the Company (the “Common Stock”), or to receive monetary payments based on the value of such Common Stock or based on the achievement of certain goals on a basis mutually advantageous to such individuals and the Company and therefore to provide an incentive for such individuals to contribute to the success of the Company and align their interests with the interests of the Company shareholders.
     1.2 Effective Date. This Plan shall be effective as of the date it is adopted by the Board of Directors of the Company (the “Board”), subject only to approval by the stockholder(s) of the Company within twelve months before or after the adoption of the Plan by the Board (which is expected to occur before the Company is spun off from Peabody Energy Corporation).
ARTICLE 2
ADMINISTRATION
     2.1 Administrator. The Plan shall be administered by the Board or the Compensation Committee of the Board as determined by the Board (the “Administrator”). To the extent required by law, insofar as the Administrator is responsible for granting Awards (as defined in Article 5) to Participants (as defined in Article 4), it shall consist solely of two or more directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an “outside director” within the contemplation of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
     2.2 Award Administration. The authority to select persons eligible to participate in the Plan, to grant Awards in accordance with Article 5 of the Plan, and to establish the timing, pricing, amount and other terms and conditions of such Awards (which need not be uniform with respect to the various Participants or with respect to different Awards to the same Participant), shall be exercised by the Administrator in its sole discretion. An Award under this Plan shall be evidenced by an Award agreement that shall set forth the terms and conditions applicable to that Award. In the event of any inconsistency between the terms of such an Award agreement and terms of this Plan, the terms of the Plan shall prevail.
     2.3 Administrator Authority. Subject to the other provisions of the Plan, the Administrator shall have exclusive authority to interpret and administer the Plan, to establish appropriate rules relating to the Plan, to delegate some or all of its authority under the Plan to the extent permitted by law, and to take all such steps and make all such determinations in connection with the Plan and the benefits granted pursuant to the Plan as it may deem necessary or advisable. Any decision of the Administrator in the interpretation and administration of the Plan, as described herein, which is made in good faith, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Administrator shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).
ARTICLE 3
STOCK AVAILABLE UNDER PLAN
     3.1 Number of Shares. Subject to the provisions of Section 6.1 (relating to adjustment for changes in capital stock), an aggregate number of two million six hundred thousand (2,600,000) shares of Common Stock of the Company shall be available for issuance under the Plan. The shares of Common Stock issued under the Plan may be authorized but unissued shares or shares reacquired by the Company, including shares purchased in the open market or in private transactions. Notwithstanding anything herein to the contrary, the aggregate number of shares of Common Stock available for issuance under the Plan may be increased only by the Board, subject to the approval of the Company’s shareholders, in accordance with Section 9.2.
     The term “Plan Maximum,” as used in the Plan, means the number of shares of Common Stock that are available for issuance under the Plan. Stock underlying outstanding Awards will reduce the Plan Maximum. Shares of Common Stock underlying expired, canceled or forfeited Awards shall be added back to the Plan Maximum. The following additional rules shall apply to shares of Common Stock underlying the specified types of Awards:
     (a) Stock Options. When the exercise price of stock options is paid by delivery of shares of Common Stock of the Company, or if the Administrator approves the withholding of shares from a distribution in payment of the exercise price and/or applicable tax withholding, the Plan Maximum shall be reduced by the net (rather than the gross) number of shares of Common Stock issued pursuant to such exercise. If the Administrator approves the payment of cash to an optionee equal to the difference between the Fair Market Value and the exercise price of stock subject to an option, the number of shares with respect to which such payment is applicable shall be added back to the Plan Maximum.
     (b) Stock Appreciation Rights. When a stock appreciation right is exercised and paid in shares of Common Stock, the Plan Maximum shall be reduced by the net number of shares of Common Stock issued pursuant to such exercise (rather than the gross number of shares of Common Stock underlying such Award). If a stock appreciation right is exercised for or otherwise settled in cash, the number of shares with respect to which such payment is applicable shall be added back to the Plan Maximum.

     (c) Restricted Stock. Restricted Stock issued pursuant to the Plan will reduce the Plan Maximum while such stock is outstanding, even while it is subject to restrictions. Shares of Restricted Stock shall be added back to the Plan Maximum if such Restricted Stock is forfeited or is returned to the Company as part of an exchange or a restructuring of Awards granted pursuant to this Plan or to the extent the Administrator approves of the withholding of a portion of such shares to satisfy tax withholding requirements.
     (d) Other Awards. If an Award that otherwise reduces the Plan Maximum is settled in cash, the number of shares with respect to which such payment is applicable shall be added back to the Plan Maximum.
     3.2 Individual Award Limitation. The maximum number of shares of Common Stock or stock-based units subject to any Awards that may be granted under this Plan in any calendar year to any individual shall not exceed seven hundred and fifty thousand (750,000) shares or units (as adjusted in accordance with Section 6.1).
ARTICLE 4
ELIGIBILITY AND PARTICIPATION
     The individuals eligible to participate in the Plan consist of such officers, key employees, directors, independent contractors and other service providers of the Company or any designated subsidiary as the Administrator in its sole discretion determines (with such individuals who are selected to receive Awards referred to herein as “Participants”); provided, however, that, in the case of NQSOs and SARs, a designated subsidiary shall include only a subsidiary that would, together with the Company, be classified as the “service recipient” (as defined in the regulations under Code Section 409A) with respect to a Participant. Designation of a Participant in any year shall not require the Administrator to designate such person to receive an Award in any other year or to receive the same type or amount of Awards as granted to the Participant in any other year or as granted to any other Participant in any year. The Administrator shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards.
ARTICLE 5
TYPES OF AWARDS
     The following benefits (“Awards”) may be granted under the Plan: (i) restricted stock (“Restricted Stock”); (ii) incentive stock options (“ISOs”); (iii) nonqualified stock options (“NQSOs”); (iv) stock appreciation rights (“SARs”); (v) performance awards (“Performance Awards”); (vi) restricted stock units (“Restricted Stock Units”); and (vii) deferred stock units (“Deferred Stock Units”), all as described below.
     5.1 Restricted Stock. Restricted Stock is Common Stock of the Company issued or transferred under the Plan (other than upon exercise of stock options or as Performance Awards) at any purchase price less than the Fair Market Value thereof on the date of issuance or transfer, or as a bonus, subject to such terms and conditions set forth in a Restricted Stock agreement as may be established by the Administrator in its sole discretion. In the case of any Restricted Stock Award:
     (a) The purchase price, if any, will be determined by the Administrator.
     (b) The restriction period shall be established by the Administrator.
     (c) Restricted Stock may be subject to (i) restrictions on the sale or other disposition thereof; (ii) rights of the Company to reacquire such Restricted Stock at the purchase price, if any, originally paid therefor upon termination of the Participant’s service within specified periods; (iii) representation by the Participant that he or she intends to acquire Restricted Stock for investment and not for resale; (iv) forfeiture provisions or vesting requirements based on the Participant’s continued service or the attainment of specified performance objectives; and (v) such other restrictions, conditions and terms as the Administrator deems appropriate. Notwithstanding the foregoing, with respect to any Restricted Stock grant, the Administrator shall not establish a period of restriction or vesting period of less than two years following the date such Restricted Stock is granted, subject to such accelerated vesting or lapse of restriction on the basis of death, Disability, or Change of Control as the Administrator shall deem appropriate.
     (d) Unless otherwise provided by the Administrator, the Participant shall be entitled to all dividends paid with respect to Restricted Stock during the period of restriction and shall not be required to return any such dividends to the Company in the event of the forfeiture of the Restricted Stock.
     (e) Unless otherwise provided by the Administrator, the Participant shall be entitled to vote the Restricted Stock during the period of restriction.
     (f) The Administrator shall determine whether Restricted Stock is to be delivered to the Participant with an appropriate legend imprinted on the certificate or whether the shares are to be issued in the name of a nominee or deposited in escrow pending removal of the restrictions.
     5.2 Incentive Stock Options. ISOs are options to purchase shares of Common Stock that satisfy the requirements of Code Section 422. ISOs are awarded to employees of the Company or any of its subsidiaries (as defined in Code Section 424(f)) to purchase shares of Common Stock at not less than 100% of the Fair Market Value of the shares on the date the option is granted (110% if the optionee owns stock possessing more than 10% of the combined voting power of all owners of stock of the Company or a subsidiary), subject to such terms and conditions set forth in an option agreement as may be established by the Administrator in its sole discretion or that are required to conform to the requirements of Code Section 422 (including the requirement that no ISO be exercisable more than ten years (five years if the Participant owns stock possessing more than 10% of the total combined voting power of the outstanding stock of the Company or a subsidiary) after the date the ISO is granted. Such purchase price may be paid: (i) in cash or a cash equivalent; (ii) in the discretion of the Administrator, by the delivery of shares of Common Stock already owned by the participant for at least six months; (iii) in the discretion of the Administrator, unless otherwise prohibited by law, by using shares of Common Stock that the Participant otherwise would have received upon exercise of the option (which method may be restricted to a cashless exercise procedure involving a broker or dealer approved by the Administrator); or (iv) in the discretion of the Administrator, by a combination of any of the foregoing, in the manner and subject to the restrictions provided in the option agreement.
     The maximum number of shares of Common Stock that may be granted in the form of an ISO in any calendar year to any individual shall not exceed one hundred thousand (100,000) shares (as adjusted in accordance with Section 6.1). The aggregate fair market value (determined as of the time an option is granted) of the stock with respect to which ISOs are exercisable for the first time by an optionee during any calendar year (under all option plans of the Company and its subsidiary corporations) shall not exceed $100,000.
     An option agreement shall indicate on its face whether it is intended to be an agreement for an ISO or an NQSO (as described below). The grant of a stock option shall be effective on the date determined by the Administrator.
     5.3 Nonqualified Stock Options. NQSOs are stock options to purchase shares of Common Stock that do not constitute ISOs and are awarded at purchase prices established by the Administrator on the date the options are granted, subject to such terms and conditions set forth in an option agreement as may be established by the Administrator in its sole discretion; provided, however, that the purchase price with respect to any option granted under this Section 5.3 shall not be less than 100% of the Fair Market Value of the underlying shares of Common Stock on the date the option is granted. The purchase price may be paid: (i) in cash or a cash equivalent; (ii) in the discretion of the Administrator, by the delivery of shares of Common Stock already owned by the Participant for at least six months; (iii) in the discretion of the Administrator, unless otherwise prohibited by law for the Company or the Participant, by using shares of Common Stock that the Participant otherwise would have received upon exercise of the option (which method may be restricted to a cashless exercise procedure involving a broker or dealer approved by the Administrator); or (iv) in the discretion of the Administrator, by a combination of any of the foregoing, in the manner and subject to the restrictions provided in the option agreement.
     5.4 Stock Appreciation Rights. A SAR is the right to receive all or a portion of the difference between the Fair Market Value of a share of Common Stock at the time of exercise of the SAR and the exercise price of the SAR established by the Administrator, subject to the terms and conditions set forth in a SAR agreement as established by the Administrator in its sole discretion; provided, however, that the exercise price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant. At the time of grant, the Administrator may establish, in its sole discretion, a maximum amount per share that will be payable upon exercise of a SAR, and may impose conditions on exercise of a SAR. At the discretion of the Administrator, payment for SARs may be made in cash or shares of Common Stock of the Company, or in a combination thereof. SARs will be exercisable not later than ten years after the date they are granted and will expire in accordance with the terms established by the Administrator.

     5.5 Performance Awards.
     (a) Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and its timing, may be subject to performance conditions specified by the Administrator. The Administrator may use business criteria and other measures of performance it deems appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase amounts payable under any Award subject to performance conditions, except as limited under Section 5.5(b) and 5.5(c) hereof in the case of a Performance Award intended to qualify under Code Section 162(m).
     (b) Performance Awards Granted to Designated Covered Employees. If the Administrator determines that a Performance Award to be granted to a person the Administrator regards as likely to be a “covered employee” within the meaning of Code Section 162(m) (“Covered Employee”) should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant and/or settlement of such Performance Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 5.5(b).
     (i) Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to such criteria, as specified by the Administrator consistent with this Section 5.5(b). Performance goals shall be objective and shall otherwise satisfy the requirements of Code Section 162(m), including the requirement that the level or levels of performance targeted by the Administrator result in the performance goals being “substantially uncertain.” The Administrator may determine that more than one performance goal must be achieved as a condition to settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Covered Employee or to different Covered Employees.
     (ii) Business Criteria. The Administrator shall use one or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), in establishing performance goals for Performance Awards: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index; (3) net income; (4) pre-tax earnings; (5) EBITDA; (6) pre-tax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital; (11) return on investment; (12) operating income; (13) earnings per share; (14) working capital; or (15) total revenues.
     (iii) Performance Period; Timing for Establishment of Performance Goals. Achievement of performance goals in respect of Performance Awards shall be measured over the period(s) specified by the Administrator. Performance goals shall be established on or before the dates that are required or permitted for “performance-based compensation” under Code Section 162(m). Notwithstanding the foregoing, with respect to any Performance Award grant, the Administrator shall not establish a period of restriction or vesting period of less than two years following the date such Performance Award is granted, subject to such accelerated vesting or lapse of restrictions on the basis of death, Disability or Change of Control as the Administrator shall deem appropriate.
     (iv) Settlement of Performance Awards; Other Terms. Settlement of Performance Awards may be in cash or Common Stock, or other Awards, or other property, in the discretion of the Administrator. The Administrator may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable in respect of a Performance Award subject to this Section 5.5(b). The Administrator shall specify the circumstances in which such Performance Awards shall be forfeited or paid in the event of a termination of employment prior to the end of a performance period or settlement of Performance Awards, and other terms relating to such Performance Awards. The Performance Award agreement shall specify the time and form of payment of the Performance Awards, including the six-month payment delay for specified employees, if applicable, in accordance with Code Section 409A and the regulations and other guidance in effect thereunder.
     (c) Written Determinations. All determinations by the Administrator as to the establishment of performance goals and the potential Performance Awards related to such performance goals and as to the achievement of performance goals relating to such Awards shall be made in writing in the case of any Award intended to qualify under Code Section 162(m). The Administrator may not delegate any responsibility relating to such Performance Awards.
     5.6 Restricted Stock Units. A Restricted Stock Unit is a hypothetical share of Common Stock of the Company with a value equal to the Fair Market Value of a share of Common Stock. A Participant who receives a Restricted Stock Unit Award has the right to receive the value of the Restricted Stock Units, subject to the terms and conditions set forth in a Restricted Stock Unit agreement as established by the Administrator in its sole discretion. At the discretion of the Administrator, payment for Restricted Stock Units may be made in cash or shares of Common Stock of the Company, or in a combination thereof. In the case of any Restricted Stock Unit Award:
     (a) The restriction period shall be established by the Administrator.
     (b) Restricted Stock Units may be subject to (i) forfeiture provisions or vesting requirements based on the Participant’s continued service or the attainment of specified performance objectives and (ii) such other restrictions, conditions and terms as the Administrator deems appropriate. Notwithstanding the foregoing, with respect to any

Restricted Stock Unit grant, the Administrator shall not establish a period of restriction or vesting period of less than two years following the date of such Restricted Stock Unit grant, subject to such accelerated vesting or lapse of restriction on the basis of death, Disability, or Change of Control as the Administrator shall deem appropriate.
     (c) The Administrator may, in its discretion, provide for payments in cash or adjustment in the number of Restricted Stock Units equivalent to the dividends the Participant would have received if he or she held shares of Common Stock instead of Restricted Stock Units. Any such dividend equivalents paid in cash shall be credited to a bookkeeping account in the Participant’s name and shall be subject to all of the forfeiture provisions, vesting requirements and other restrictions, conditions and terms that apply to the Restricted Stock Units.
     (d) The Restricted Stock Unit agreement shall specify the time and form of payment of the Restricted Stock Units, including the six-month payment delay for specified employees, if applicable, in accordance with Code Section 409A and the regulations and other guidance in effect thereunder.
     5.7 Deferred Stock Units. A Deferred Stock Unit is a hypothetical share of Common Stock of the Company with a value equal to the Fair Market Value of a share of Common Stock. A Participant who receives a Deferred Stock Unit Award has the right to receive the value of the Deferred Stock Units, subject to the terms and conditions set forth in a Deferred Stock Unit agreement as established by the Administrator in its sole discretion. At the discretion of the Administrator, payment for Deferred Stock Units may be made in cash or shares of Common Stock of the Company, or in a combination thereof, and such payment shall be made at the time or times specified in the Deferred Stock Unit agreement. In the case of any Deferred Stock Unit Award:
     (a) Deferred Stock Units may be subject to (i) forfeiture provisions or vesting requirements based on the Participant’s continued service or the attainment of specified performance objectives and (ii) such other restrictions, conditions and terms as the Administrator deems appropriate.
     (b) The Administrator may, in its discretion, provide for payments in cash or adjustment in the number of Deferred Stock Units equivalent to the dividends the Participant would have received if he or she held shares of Common Stock instead of Deferred Stock Units. Any such dividend equivalents paid in cash shall be credited to a bookkeeping account in the Participant’s name and shall be subject to all of the forfeiture provisions, vesting requirements and other restrictions, conditions and terms that apply to the Deferred Stock Units.
     (c) The Deferred Stock Unit agreement shall specify the time and form of payment of the Deferred Stock Units, including the six-month payment delay for specified employees, if applicable, in accordance with Code Section 409A and the regulations and other guidance in effect thereunder.

     (d) At the discretion of the Administrator, a Participant may elect to defer payment of a Deferred Stock Unit granted to such Participant until the earlier of a Specified Distribution Date, or, subject to the six-month delay for specified employees, the 30 days after the date the Participant incurs a Termination of Employment. All deferral elections under this Section 5.7(d) shall be submitted to the Administrator by the Participant in writing on a Deferral Election Form to be supplied and approved by the Administrator (the provisions of which Deferral Election Form are hereby incorporated herein by reference and made a part hereof) and shall be effective upon receipt and acceptance by the Administrator. A deferral election with respect to a Deferred Stock Unit shall be made not later than December 31 of the calendar year preceding the calendar year in which such Deferred Stock Unit is granted. All Deferral Election Forms filed under this Section 5.7(d) shall be irrevocable.
ARTICLE 6
AWARD ADJUSTMENT, SUBSTITUTION AND ASSUMPTION
     6.1 Adjustment or Substitution. Subject to Section 6.3, in the event of any Company stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, corporate separation or division of the Company (including, but not limited to, a split-up, spin-off, split-off or distribution to Company stockholders other than a normal cash dividend), sale by the Company of all or a substantial portion of its assets (measured on either a stand-alone or consolidated basis), reorganization, rights offering, partial or complete liquidation, or any other corporate transaction, Company share offering or other event involving the Company and having an effect similar to any of the foregoing, the Administrator shall make such substitution or adjustments in the (i) number and kind of shares that may be delivered under the Plan, (ii) additional maximums imposed in the Plan, (iii) number and kind of shares subject to outstanding Awards, (iv) exercise price of outstanding stock options and stock appreciation rights and (v) other characteristics or terms of the Awards as it may deem appropriate in its sole discretion to equitably reflect such corporate transaction, share offering or other event; provided, however, that the number of shares subject to any Award shall always be a whole number.
     6.2 Award Issuance or Assumption in Transaction Context. Notwithstanding any other provision of this Plan, and without affecting the number of shares reserved or available hereunder, the Board may authorize the issuance of Awards or assumption of benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.
     6.3 Code Section 409A Compliance. Any adjustment, substitution, issuance or assumption made pursuant to this Article 6 shall be made in such a manner as to ensure that, after such adjustment, substitution, issuance or assumption, the Awards continue not to be deferred compensation subject to Code Section 409A or, with respect to Awards that are already subject to Code Section 409A, so as not to violate Code Section 409A.

ARTICLE 7
TRANSFER OF AWARDS
     7.1 Limited Transferability. No Award granted under the Plan to a Participant shall be transferable other than by will or the laws of descent and distribution; provided, however, that NQSOs granted under the Plan may be transferred, without consideration, to a Permitted Transferee (as defined below). Awards granted under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or a Permitted Transferee. In the event of the death of a Participant, exercise or payment shall be made only:
     (a) by or to the Permitted Transferee, executor or administrator of the estate of the deceased Participant or the person or persons to whom the deceased Participant’s rights under the Award pass by will or the laws of descent and distribution; and
     (b) to the extent that the deceased Participant or the Permitted Transferee, as the case may be, was entitled thereto at the date of his or her death.
     7.2 Permitted Transferee. For purposes of this Article, the term “Permitted Transferee” shall include any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a Participant (including adoptive relationships); any person sharing the Participant’s household (other than a tenant or employee); any trust in which the Participant and any of these persons have all of the beneficial interest; any foundation in which the Participant and any of these persons control the management of the assets; any corporation, partnership, limited liability Company or other entity in which the Participant and any of these other persons are the direct and beneficial owners of all of the equity interests (provided the Participant and these other persons agree in writing to remain the direct and beneficial owners of all such equity interests); and any personal representative of the Participant upon the Participant’s death for purposes of administration of the Participant’s estate or upon the Participant’s incompetency for purposes of the protection and management of the Participant’s assets.
ARTICLE 8
TAXES
     The Company shall be entitled to withhold or to require the Participant or other applicable person to pay the amount necessary to enable the Company to remit to the appropriate government entity or entities the amount of any tax required to be withheld from wages attributable to any amounts payable or shares deliverable under the Plan, after notice to the person entitled to receive such payment or delivery. The obligations of the Company under the Plan shall be conditioned on such withholding or payment. The person entitled to any such delivery may, unless the Administrator specifies otherwise, by notice to and upon consent of the Administrator at the time the requirement for such delivery is first established, elect to satisfy or have such withholding satisfied by (i) payment of cash equal to the withholding amount, (ii) delivery of shares of Common Stock with a Fair Market Value at the time of delivery equal to the withholding amount, (iii) reduction of the number of otherwise deliverable shares of

Common Stock, with such reduction to be calculated based on the Fair Market Value of the shares on the date of delivery, or (iv) a sale (by the Company, the person or an appropriate agent) of a number of shares of Common Stock sufficient to satisfy the tax withholding requirement.
ARTICLE 9
DURATION, AMENDMENT AND TERMINATION
     9.1 Duration of Plan. Unless the Plan is discontinued earlier by the Board as provided herein, no Award shall be granted hereunder on or after the date that is ten years after the date of adoption of this Plan by the Board.
     9.2 Plan Amendment or Termination. The Board may amend, alter, or terminate the Plan at any time in its sole discretion, but no amendment, alteration or termination shall be made that would adversely affect the rights of a Participant under an Award theretofore granted without the Participant’s consent, except an amendment (i) made to avoid an expense charge to the Company or any of its subsidiaries, or (ii) made to permit the Company or any of its subsidiaries a deduction under the Code. No such amendment shall be made without the approval of the Company’s shareholders to the extent such approval is required by law, agreement or the rules of any stock exchange or market on which the Common Stock is listed.
     9.3 Award Modification. The Administrator may amend the terms of any Award agreement previously granted, prospectively or retroactively, but no such amendment shall adversely affect the rights of the holder thereof without the holder’s consent. Also, by mutual agreement between the Company and a Participant hereunder, stock options or other benefits may be granted to such Participant in substitution and exchange for, and in cancellation of, any benefits previously granted to such Participant under this Plan; provided, however, that any substitution or exchange shall be made in such a manner as to ensure that, after such substitution or exchange, the stock options or other benefits continue not to be deferred compensation subject to Code Section 409A (or, if such Awards are already subject to Code Section 409A, so as not to violate Code Section 409A). To the extent that any Award granted under the Plan would qualify under present or future laws for tax treatment that is beneficial to a recipient, then any such beneficial treatment shall be considered within the intent, purpose and operational purview of the Plan and the discretion of the Administrator and, to the extent that any such Award would so qualify within the terms of the Plan, the Administrator shall have full and complete authority to grant Awards that so qualify (including the authority to grant, simultaneously or otherwise, Awards that do not so qualify) and to prescribe the terms and conditions (which need not be identical for all recipients) in respect to the grant or exercise of any such Awards under the Plan.
ARTICLE 10
MISCELLANEOUS
     10.1 No Limitation on Other Arrangements. Nothing contained in the Plan shall prevent the Company or any of its subsidiaries from adopting other or additional compensation arrangements for its employees.

     10.2 Participant Representation and Share Restrictions and Legends. The Administrator may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer. All certificates for shares of Common Stock or other securities delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations and other requirements of the Securities Exchange Commission, any stock exchange or market on which the Common Stock is then listed and any applicable federal or state securities law, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
     10.3 Beneficiary Designation. The Administrator shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant’s death are to be paid.
     10.4 Offset. Unless otherwise prohibited or restricted by Code Section 409A or the regulations or other guidance in effect thereunder, in which case the offset shall not occur or shall be structured to comply with Code Section 409A, any amounts owed to the Company or any of its subsidiaries by a Participant of whatever nature may be offset by the Company from the value of any shares of Common Stock, cash or other thing of value to be transferred to the Participant under this Plan or an Award agreement.
     10.5 Business Decisions. The grant of an Award shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets, or to effectuate other similar corporate transactions.
     10.6 Conformity with Rules in Foreign Jurisdictions. To the extent that the Administrator determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Administrator in its discretion may modify those restrictions as it determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.
     10.7 Headings. The headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.
     10.8 Severability. If any provision of this Plan is for any reason held to be invalid or unenforceable, such invalidity or unenforceability shall not effect any other provision herein and this Plan shall be construed as if such invalid or unenforceable provision were omitted.
     10.9 Assignment. This Plan shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant’s heirs, legal representatives and successors.

     10.10 Employment Agreement Supersedes Award Agreement. In the event a Participant is a party to an employment agreement with the Company or a subsidiary that provides for vesting or extended exercisability of equity compensation Awards on terms more favorable to the Participant than the Participant’s Award agreement or this Plan, the employment agreement shall be controlling; provided that (a) if the Participant is subject to potential liability under Section 16(b) of the Exchange Act, any terms in the employment agreement requiring Compensation Committee of the Board, Board or stockholder approval in order for an exemption from Section 16(b) of the Exchange Act to be available shall have been approved by the Compensation Committee of the Board, the Board or the stockholders, as applicable, and (b) the employment agreement shall not be controlling to the extent the Participant and the Company agree it shall not be controlling.
     10.11 Entire Agreement. Except as provided in Section 10.10, this Plan and each agreement granting an Award constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between this Plan and such agreement, the terms and conditions of the Plan shall control.
     10.12 No Right to Continued Service. A Participant’s right, if any, to continue to serve the Company and its subsidiaries as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a Participant under the Plan.
     10.13 Disclosure Obligations. None of the Company, its subsidiaries or the Administrator shall have any duty or obligation to disclose affirmatively to a record or beneficial holder of Common Stock or an Award, and such holder shall have no right to be advised of, any material non-public information regarding the Company or any of its subsidiaries at any time prior to, upon or in connection with receipt or the exercise of an Award or the Company’s purchase of Common Stock or an Award from such holder in accordance with the terms hereof.
     10.14 Unfunded Status of Plan. This Plan is intended to be an “unfunded” plan for incentive compensation. The Administrator may authorize the creation of trusts or other arrangements to satisfy the obligations created under this Plan to deliver Common Stock or make payments, provided that, unless the Administrator otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of this Plan.
     10.15 Code Section 409A. Any Restricted Stock, ISO, NQSO or SAR Award granted pursuant to this Plan is intended to be exempt from the application of Code Section 409A, and the Plan and the terms of such Awards shall be interpreted accordingly. With respect to any Award granted under the Plan that constitutes “deferred compensation” under Code Section 409A, if any provision of the Plan or an Award contravenes any regulations or Treasury guidance in effect under Code Section 409A or could cause an Award to be subject to the penalties and interest under Code Section 409A, such provision of the Plan or Award shall be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating Code Section 409A.

     10.16 Governing Law. The validity, construction, and effect of the Plan shall be determined in accordance with the laws of the State of Delaware (other than its law respecting choice of law).
ARTICLE 11
DEFINITIONS
     11.1 Change of Control. Unless otherwise provided in an Award agreement, the term “Change of Control” means:
     (a) any Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities (provided, however, that if any Person is considered to own more than 50% of the total voting power of the stock of the Company, the acquisition of additional stock by the same Person is not considered to cause a change in the ownership or control of the Company);
     (b) during any period of twelve consecutive months, individuals who at the beginning of such period constitute the Board, and any new director (other than (i) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c) or (d), or (ii) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of the shareholders or a vote of at least three-fourths (3/4) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;
     (c) the consummation of any merger, consolidation, plan of arrangement, reorganization or similar transaction or series of transactions in which the Company is involved, other than such a transaction or series of transactions that would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the securities of the Company or such surviving entity (or the parent, if any) outstanding immediately after such transaction(s) in substantially the same proportions as their ownership immediately prior to such transaction(s); or
     (d) the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a liquidation of the Company into a wholly owned subsidiary (provided, however, that a transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to: (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; (B) an entity of which the Company owns, directly or indirectly, 50% or more of the total value or voting power; (C) a Person, or more than one Person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or (D) an entity of which a Person or group described in clause (C) above owns, directly or indirectly, at least 50% of the total value or voting power).
As used in this Section 11.1, the term “Person” (including a “group”), has the meaning assigned to such term for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (or any successor section thereto).
     11.2 Deferral Election Form. The term “Deferral Election Form” means the form supplied and approved by the Administrator that the Participant submits to the Administrator to make a deferral election under Section 5.7(d).
     11.3 Disability. Unless otherwise provided in an Award agreement, the term “Disability” means (a) a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (b) the Participant’s receipt of income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company due to any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, both as determined by the Committee.
     11.4 Fair Market Value. The term “Fair Market Value” means, as of any given date, the fair market value of the Common Stock as determined by the Administrator in accordance with Code Section 409A. Unless otherwise determined by the Administrator, the Fair Market Value per share of Common Stock shall be the closing sale price per share of Common Stock on the New York Stock Exchange (or the principal stock exchange or market on which the Common Stock is then traded) on the date as of which such value is being determined or the last preceding day on which a sale was reported.
     11.5 Specified Distribution Date. The term “Specified Distribution Date”, as used with respect to a Deferred Stock Unit deferred by a Participant in accordance with Section 5.7(d), means the date specified by the Participant on the applicable Deferral Election Form as the date such Deferred Stock Unit shall be paid to the Participant. The Specified Distribution Date with respect to a Deferred Stock Unit must be the last business day of a calendar year following the calendar year in which such Deferred Stock Unit is granted. Notwithstanding the foregoing, (i) in the case of a Participant who is a non-employee director of the Company or any designated subsidiary, the Specified Distribution Date with respect to a Deferred Stock Unit shall not be earlier than the last business day of the second calendar year and no later than the last business day of the seventh calendar year following the calendar year in which such Deferred Stock Unit is granted and (ii) in the case of each other Participant not described in clause (i) above, such Specified Distribution Date shall be no later than the last business day of the fifth calendar year following the calendar year in which such Deferred Stock Unit is granted.
     11.6 Termination of Employment. The term “Termination of Employment” means a termination of the Participant’s employment or service with the Company or its subsidiary or affiliate (regardless of the reason therefor) that constitutes a “separation from service” as defined in Code Section 409A or applicable regulations or other guidance in effect thereunder.
     The undersigned hereby certifies that this Patriot Coal Corporation 2007 Long-Term Equity Incentive Plan was adopted by the Board at its meeting on October 12, 2007.

By:	Richard M. Whiting
	Title:	President & Chief Executive Officer
	Date:	October 22, 2007